PREMIERWEST BANCORP AND SUBSIDIARY

__________

INDEPENDENT AUDITOR'S REPORT AND

CONSOLIDATED FINANCIAL STATEMENTS

__________

DECEMBER 31, 2005, 2004, AND 2003

CONTENTS

PAGE
REPORT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM	F-1 - F-2

CONSOLIDATED FINANCIAL STATEMENTS
Balance sheets	F-3
Statements of income	F-4
Statements of changes in shareholders' equity and comprehensive income	F-5
Statements of cash flows	F-6 - F-7
Notes to financial statements	F-8 - F-42

Note: These consolidated financial statements have not been reviewed, or confirmed for accuracy or relevance by the Federal Deposit Insurance Corporation.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders PremierWest Bancorp and Subsidiary

We have audited the accompanying consolidated statement of financial condition of PremierWest Bancorp and subsidiary (the Company) as of December 31, 2005 and 2004, and the related consolidated statements of income, changes in shareholders' equity and comprehensive income, and cash flows for each of the three years in the period ended December 31, 2005. We also have audited management's assessment included in the accompanying Management Report on Internal Controls over Financial Reporting that the Company maintained effective internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company's management is responsible for these financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on these financial statements, an opinion on management's assessment, and an opinion on the effectiveness of the Company's internal control over financial reporting based on our audits.

We conducted our audits in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audit of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and well as evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, evaluating management's assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

F-1

Report of Independent Registered Public Accounting Firm Page Two

The Company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. The Company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and Directors of the Company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the Company's assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of PremierWest Bancorp and subsidiary as of December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the three years in the three-year period ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, management's assessment that PremierWest Bancorp maintained effective internal control over financial reporting as of December 31, 2005 is fairly stated, in all material respects, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Furthermore, in our opinion, PremierWest Bancorp maintained, in all material respects, effective internal control over financial reporting as of December 31, 2005 based on criteria established in Internal Control -Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

F-2

PREMIERWEST BANCORP AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
(in thousands, except share amounts)

ASSETS
		December 31,

	2005		2004

Cash and cash equivalents:
Cash and due from banks	$ 28,059		$21,084
Federal funds sold	453		15,350

Total cash and cash equivalents	28,512		36,434

Interest-bearing deposits with Federal Home Loan Bank	9		21
Investments:
Investment securities available-for-sale, at fair market value	5,292		6,515
Investment securities held-to-maturity, at amortized cost
(fair value of $9,507 in 2005 and $11,180 in 2004)	9,577		11,087
Restricted equity securities	1,865		1,599

Total investments	16,734		19,201

Mortgage loans held-for-sale	767		533
Loans, net of allowance for loan losses and
deferred loan fees	795,230		678,594

Total loans	795,997		679,127
Premises and equipment, net of accumulated
depreciation and amortization	30,589		27,922
Core deposit intangibles, net of amortization	2,504		2,997
Goodwill, net of amortization	20,414		19,566
Accrued interest and other assets	18,902		19,177

TOTAL ASSETS	$ 913,661		$804,445

LIABILITIES AND SHAREHOLDERS’ EQUITY

LIABILITIES
Deposits:
Demand	$ 208,840		$183,845
Interest-bearing demand and savings	345,794		324,834
Time	213,785		180,306

Total deposits	768,419		688,985
Federal funds purchased	16,430		-
Federal Home Loan Bank borrowings	1,780		2,419
Junior subordinated debentures	15,464		15,464
Accrued interest and other liabilities	8,784		6,997

Total liabilities	810,877		713,865

COMMITMENTS AND CONTINGENCIES (Notes 14 and 20)

SHAREHOLDERS’ EQUITY
Series A Preferred Stock, no par value, 1,000,000 shares
authorized; 11,000 shares issued and outstanding	9,590		9,590
Common stock, no par value, 50,000,000 shares
authorized; 15,373,431 shares issued and
and outstanding (14,612,332 in 2004)	73,234		62,482
Retained earnings	19,836		18,224
Accumulated other comprehensive income	124		284

Total shareholders’ equity	102,784		90,580

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$ 913,661		$804,445

F-3	See accompanying notes.

PREMIERWEST BANCORP AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME

		Years Ended December 31,

	2005	2004	2003

	(in thousands, except earnings per share amounts)

INTEREST AND DIVIDEND INCOME
Interest and fees on loans	$56,709	$41,413	$29,951
Interest on investments:
Taxable	183	386	704
Nontaxable	421	522	606
Interest on federal funds sold	208	450	421
Other interest and dividends	6	64	97

Total interest and dividend income	57,527	42,835	31,779

INTEREST EXPENSE
Deposits:
Interest-bearing demand and savings	3,662	2,063	1,598
Time	5,817	3,799	3,925
Other borrowing	1,306	494	868

Total interest expense	10,785	6,356	6,391

NET INTEREST INCOME	46,742	36,479	25,388
LOAN LOSS PROVISION	150	800	1,200

Net interest income after loan loss provision	46,592	35,679	24,188

NONINTEREST INCOME
Service charges on deposit accounts	2,734	2,578	2,030
Mortgage banking fees	1,426	1,318	1,807
Investment brokerage and annuity fees	1,268	936	796
Other commissions and fees	1,389	1,100	780
Other noninterest income	531	669	438
Net gains on sales of securities	3	1	29

Total noninterest income	7,351	6,602	5,880

NONINTEREST EXPENSE
Salaries and employee benefits	19,529	16,091	12,189
Net occupancy and equipment	5,571	4,953	3,892
Communications	1,527	1,487	1,068
Professional fees	1,076	987	550
Advertising	999	885	607
Other	4,916	4,284	2,735

Total noninterest expense	33,618	28,687	21,041

INCOME BEFORE PROVISION FOR INCOME TAXES	$20,325	$13,594	$9,027
PROVISION FOR INCOME TAXES	7,136	4,486	3,024

NET INCOME	$13,189	$9,108	$6,003

BASIC EARNINGS PER COMMON SHARE	$0.80	$0.55	$0.42

DILUTED EARNINGS PER COMMON SHARE	$0.75	$0.53	$0.42

See accompanying notes.	F-4

PREMIERWEST BANCORP AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
AND COMPREHENSIVE INCOME
(in thousands, except share amounts)

							Accumulated
	Preferred Stock		Common Stock				Other		Total
					Retained	ESOP	Comprehensive		Shareholders	Comprehensive
	Shares	Amount	Shares	Amount	Earnings	Compensation	Income (Loss)		Equity	Income

BALANCE, December 31, 2002	-	$-	11,567,559	$33,875	$ 14,772	$ (16)		$541	$49,172
Comprehensive income:
Net income	-	-	-	-	6,003	-		-	6,003	$6,003
Other comprehensive income –
unrealized losses on investment
securities available-for-sale of
$84 (net taxes of $43)	-	-	-	-	-	-		(84)	(84)	(84)
Reclassification adjustment
for net gains on sales of
investment securities
available-for-sale included in
net income of $19 (net of taxes
of $10)	-	-	-	-	-	-		(19)	(19)	(19)

Comprehensive income										$5,900

Issuance of preferred stock	11,000	9,590	-	-	-	-		-	9,590
5% stock dividend	-	-	578,200	4,308	(4,308)	-		-	-
Cash paid for fractional shares	-	-	-	-	(4)	-		-	(4)
ESOP compensation expense	-	-	-	8	-	$ (16)		-	24
Stock options exercised	-	-	16,267	31	-	-		-	31
Income tax benefit of stock options
exercised	-	-	-	38	-	-		-	38

BALANCE, December 31, 2003	11,000	9,590	12,162,026	38,260	16,463	-		438	64,751
Comprehensive income:
Net income	-	-	-	-	9,108	-		-	9,108	$9,108
Other comprehensive income –
Amortization of unrealized gains
for investment securities
transferred to held-to-maturity
of $29 (net of taxes of $15)	-	-	-	-	-	-		(29)	(29)	(29)
Unrealized losses on investment
securities available-for-sale of
$125 (net taxes of $64)	-	-	-	-	-	-		(125)	(125)	(125)

Comprehensive income										$8,954

Common stock issued to shareholders
of Mid Valley Bank	-	-	1,697,473	16,805	-	-		-	16,805
Preferred stock dividend declared	-	-	-	-	(275)	-		-	(275)
5% stock dividend	-	-	692,698	7,066	(7,066)	-		-	-
Cash paid for fractional shares	-	-	-	-	(6)	-		-	(6)
Stock options exercised	-	-	60,135	188	-	-		-	188
Income tax benefit of stock options
exercised	-	-	-	163	-	-		-	163

BALANCE, December 31, 2004	11,000	9,590	14,612,332	62,482	18,224	-		284	90,580
Comprehensive income:
Net income	-	-	-	-	13,189	-		-	13,189	$13,189
Other comprehensive income –
Amortization of unrealized gains
for investment securities
transferred to held-to-maturity
of $126 (net of taxes of $65)	-	-	-	-	-	-		(126)	(126)	(126)
Unrealized losses on investment
securities available-for-sale of
$34 (net taxes of $17)	-	-	-	-	-	-		(34)	(34)	(34)

Comprehensive income										$13,029

Preferred stock dividend declared	-	-	-	-	(275)	-		-	(275)
Common stock cash dividend declared					(769)				(769)
5% stock dividend	-	-	730,756	10,523	(10,523)	-		-	-
Cash paid for fractional shares	-	-	-	-	(10)	-		-	(10)
Stock options exercised	-	-	30,343	188	-	-		-	188
Income tax benefit of stock options
exercised	-	-	-	41	-	-	-	-	41

BALANCE, December 31, 2005	11,000	$9,590	15,373,431	$73,234	$ 19,836	$-		$124	$102,784

F-5	See accompanying notes.

PREMIERWEST BANCORP AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS

		Years Ended December 31,

	2005	2004	2003

		(in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$ 13,189	$9,108	$6,003
Adjustments to reconcile net income to net cash
from operating activities:
Depreciation and amortization	3,133	2,871	1,939
Loan loss provision	150	800	1,200
Deferred income taxes	(1,770)	1,783	401
Gains on sales of investment securities
available-for-sale	-	(1)	(29)
Gains on sales of investment securities
held-to-maturity	(3)	-	-
Amortization of premium on investment
securities, net	57	141	5
Net funding of loans held for sale	(9)	504	-
Gain on sale of loans held for sale	(225)	(197)	-
Decrease in value of restricted equity securities	-	-	15
Restricted equity security stock dividends	(6)	(52)	(96)
Loss (gain) on sales of premises and equipment	(25)	(38)	5
Loss (gain) on sale of other real estate owned	28	352	(3)
Changes in accrued interest receivable/payable
and other assets/liabilities	1,790	(1,009)	(277)

Net cash from operating activities	16,309	14,262	9,163

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of investment securities available-for-sale	-	-	(6,019)
Proceeds from maturities and calls of investment
securities available-for-sale	114	13,917	23,108
Proceeds from sales of investment securities available-
for-sale	1,000	38,566	1,015
Proceeds from maturities, calls and sales of investment
securities held-to-maturity	1,235	1,485	-
Decrease (increase) in interest-bearing deposits with
Federal Home Loan Bank	12	(16)	203
Purchase of equity securities	(260)	(5)	(20)
Proceeds from sale of equity securities	153	872	-
Loan originations, net	(116,786)	(125,804)	(63,406)
Purchases of premises and equipment, net	(5,282)	(4,402)	(4,962)
Proceeds from the sale of other real estate owned	455	675	82
Cash and cash equivalents received in acquisition of
Mid Valley Bank, net of cash paid of $9,813 and
acquisition costs of $627	-	6,817	-

Net cash from investing activities	(119,359)	(67,895)	(49,999)

See accompanying notes.	F-6

PREMIERWEST BANCORP AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS

		Years Ended December 31,

	2005		2004	2003

		(in thousands)
CASH FLOWS FROM FINANCING ACTIVITIES
Net increase in deposits	$	79,434	$ 48,387	$ 47,409
Net decrease in Federal Home Loan Bank borrowings		(639)	(20,639)	(1,789)
Net increase in Federal Funds purchased		16,430	-	-
Net decrease in securities sold under agreements
to repurchase		-	(3,401)	(5,489)
Proceeds from issuance of junior subordinated
debentures			15,464	-
Proceeds from the issuance of preferred stock		-	-	9,590
Dividends paid on preferred stock		(275)	(275)	-
Stock options exercised		188	188	31
Cash paid for fractional shares relating to stock dividend		(10)	(6)	(4)

Net cash from financing activities		95,128	39,718	49,748

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS		(7,922)	(13,915)	8,912

CASH AND CASH EQUIVALENTS,
beginning of year		36,434	50,349	41,437

CASH AND CASH EQUIVALENTS,
end of year	$	28,512	$ 36,434	$ 50,349

SUPPLEMENTAL DISCLOSURE OF CASH FLOW
INFORMATION
Cash paid for interest	$	9,744	$ 6,475	$ 6,489

Cash paid for taxes	$	7,980	$ 2,220	$ 2,829

SUPPLEMENTAL DISCLOSURE OF NONCASH
INVESTING AND FINANCING ACTIVITIES
Transfers of loans to other real estate owned	$	-	$ 127	$ 1,508

Transfer of securities from available-for-sale to
held-to-maturity classification	$	-	$ 12,953	$ -

ESOP compensation expense, including mark-
to-market adjustments	$	-	$ -	$ 24

Income tax benefit of stock options exercised	$	41	$ 163	$ 38

Increase in goodwill resulting from Mid Valley
Bank purchase price adjustment	$	848	$ -	$ -

F-7	See accompanying notes.

PREMIERWEST BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization - The accompanying consolidated financial statements include the accounts of PremierWest Bancorp (the Company or PremierWest) and its wholly-owned subsidiary, PremierWest Bank (the Bank).

The Bank offers a full range of financial products and services through a network of 36 full service branch offices, 34 of which are located along the Interstate 5 freeway corridor between Roseburg, Oregon, and Woodland, California. Of the 36 full service branch offices, 20 are located in Oregon (Jackson, Josephine, Deschutes, Douglas, and Klamath Counties) and 16 are located in California (Siskiyou, Shasta, Butte, Tehama, Placer and Yolo Counties). The Bank's activities include the usual lending and deposit functions of a community oriented commercial bank: commercial, real estate, installment, and mortgage loans; checking, time deposit, and savings accounts; mortgage loan brokerage services; and automated teller machines (ATMs) and safe deposit facilities. The Bank has three subsidiaries: Premier Finance Company, PremierWest Investment Services, Inc., and Blue Star Properties, Inc. Premier Finance Company, has offices in Medford, Grants Pass, Roseburg, Klamath Falls and Portland, Oregon and Redding and Yreka, California and is engaged in the business of consumer lending. PremierWest Investment Services, Inc. operates throughout the Bank's market area providing brokerage services for investment products including stocks, bonds, mutual funds and annuities. Blue Star Properties, Inc. serves solely to hold real estate properties for the Company but is currently inactive.

In December 2004, the Company established PremierWest Statutory Trust I and II (the Trusts), as wholly-owned Delaware statutory business trusts, for the purpose of issuing guaranteed individual beneficial interests in junior subordinated debentures (Trust Preferred Securities). The Trusts issued $15.5 million in Trust Preferred Securities for the purpose of providing additional funding for operations and enhancing the Company's consolidated regulatory capital. In accordance with the Financial Accounting Standards Board's (FASB) Interpretation No. 46, "Consolidation of Variable Interest Entities," the Company has not included the Trusts in its consolidated financial statements but has recognized, as junior subordinated debt, the outstanding balance of the Trust Preferred Securities as of December 31, 2005 and 2004.

Subsequent to December 31, 2005, the Company declared a 5% stock dividend payable on June 29, 2006. All per share amounts and calculations in the accompanying consolidated financial statements have been restated to reflect the effects of this stock dividend.

Method of accounting and use of estimates - The Company prepares its consolidated financial statements in conformity with accounting principles generally accepted in the United States of America and prevailing practices within the banking industry. The Company utilizes the accrual method of accounting which recognizes income when earned and expenses when incurred. In preparation of the consolidated financial statements, all significant intercompany accounts and transactions have been eliminated.

F-8

PREMIERWEST BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - (continued)

The preparation of consolidated financial statements, in conformity with accounting principles generally accepted in the United States of America, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of income and expenses during the reporting periods. Actual results could differ from those estimates. Significant estimates made by management involve the calculation of the allowance for loan loss, the fair value of available-for-sale investment securities, the value of other real estate owned, and the calculations involved in determining potential goodwill impairment.

Cash and cash equivalents - For purposes of reporting cash flows, cash and cash equivalents include cash on hand, money market funds, amounts due from banks, and federal funds sold. Generally, federal funds are sold for one-day periods.

The Bank maintains balances in correspondent bank accounts which at times may exceed federally insured limits. Management believes that its risk of loss associated with such balances is minimal due to the financial strength of correspondent banks. The Bank has not experienced any losses in such accounts.

Investment securities - The Bank accounts for investment securities on a trade date basis and is required to specifically identify its investment securities as "available-for-sale," "held-to-maturity," or "trading accounts."

Securities are classified as available-for-sale if the Bank intends to hold those debt securities for an indefinite period of time, but not necessarily to maturity. Any decision to sell a security classified as available-for-sale would be based on various factors such as (1) changes in market interest rates and related changes in the prepayment risk, (2) needs for liquidity, (3) changes in the availability of and the yield on alternative instruments, and (4) changes in funding sources and terms. Unrealized holding gains and losses, net of tax, on available-for-sale securities are reported as other comprehensive income and carried as accumulated comprehensive income or loss within shareholders' equity until realized. Fair values for these investment securities are based on quoted market prices. Premiums and discounts are recognized in interest income using the effective interest method. Realized gains and losses are determined using the specific-identification method and included in earnings.

Securities are classified as held-to-maturity if the Bank has both the intent and ability to hold those debt securities to maturity regardless of changes in market conditions, liquidity needs or changes in general economic conditions. These securities are carried at cost adjusted for amortization of premium or accretion of discount computed using the effective interest method.

F-9

PREMIERWEST BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - (continued)

PremierWest Bancorp's investment policy does not permit management to purchase securities for the purpose of trading. Accordingly, no securities were classified as trading securities during the periods reported.

Upon transfers of securities from the available-for sale classification to the held-to-maturity classification, the Bank ceases to recognize unrealized gains and losses, net of deferred taxes, in other comprehensive income, and records the unrealized gain or loss at the time of transfer, net of related deferred taxes, as a premium or discount on the related security. The unrealized gain or loss at the time of transfer is then amortized or accreted as an adjustment to yield from the date of transfer through the maturity date of each security transferred. The amortization or accretion of the unrealized gain or loss reported in shareholders' equity will offset or mitigate the effect on interest income, of the amortization or accretion of the discount or premium resulting from the transfer of available-for-sale securities to the held-to-maturity classification.

At each financial statement date, management assesses each investment to determine if impaired investments are temporarily impaired or if the impairment is other-than-temporary based upon the positive and negative evidence available. Evidence evaluated includes, but is not limited to, industry analyst reports, credit market conditions, and interest rate trends. A decline in the market value of any security below cost that is deemed other-than-temporary results in a charge to earnings and the corresponding establishment of a new cost basis for the security.

Restricted equity securities - The Bank's investment in FHLB stock is recorded as a restricted equity security and carried at par value, which approximates fair value. As a member of the FHLB system, the Bank is required to maintain a minimum level of investment in FHLB stock based on specific percentages of its outstanding mortgages, total assets, or FHLB advances. At December 31, 2005 and 2004, the Bank met its minimum required investment. The Bank may request redemption at par value of any FHLB stock in excess of the minimum required investment. Stock redemptions are at the discretion of the FHLB.

The Bank also has a 10% interest in a limited partnership that owns and operates affordable housing projects. Investments in these projects serve as an element of the Bank's compliance with the Community Reinvestment Act, and the Bank receives tax benefits in the form of deductions for operating losses and tax credits. The tax credits may be used to reduce taxes currently payable or may be carried back one year or forward 20 years to recapture or reduce taxes. The Bank uses the equity method in accounting for its interest in the partnership's operating results. The credits are recorded in the years they become available to reduce income taxes.

The Bank also owns stock in Pacific Coast Banker's Bank (PCBB). The investment in PCBB is carried at cost. Pacific Coast Banker's Bank operates under a special purpose charter to provide wholesale correspondent banking services to depository institutions. By statute, 100% of PCBB's outstanding stock is held by depository institutions that utilize its correspondent banking services.

F-10

PREMIERWEST BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - (continued)

Mortgage loans held-for-sale - Mortgage loans held-for-sale are reported at the lower of cost or market value. Gains or losses on the sale of loans that are held-for-sale are recognized at the time of sale and determined by the difference between net sale proceeds and the net book value of the loans less the estimated fair value of any retained mortgage servicing rights. The Bank currently does not retain mortgage servicing rights.

Loans - Loans are stated at the amount of unpaid principal, reduced by the allowance for loan losses and deferred loan fees. The allowance for loan losses represents management's recognition of the assumed risks of extending credit and the quality of the existing loan portfolio. The allowance is established to absorb known and inherent losses in the loan portfolio as of the balance sheet date. The allowance is maintained at a level considered adequate to provide for estimated loan losses based on management's assessment of various factors affecting the portfolio. Such factors include historical loss experience; review of problem loans; underlying collateral values and guarantees; current economic conditions; legal representation regarding the outcome of pending legal action for collection of loans and related loan guarantees; and an overall evaluation of the quality, risk characteristics, and concentration of loans in the portfolio. The allowance is based on estimates and ultimate losses may vary from the current estimates. These estimates are reviewed periodically and as adjustments become necessary, they are reported in operations in the periods in which they become known. The allowance is increased by provisions charged to operations and reduced by loans charged off, net of recoveries.

Various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance based on their judgment of the information available to them at the time of their examinations.

The Bank considers loans to be impaired when management believes that it is probable that all amounts due will not be collected according to the contractual terms. Impairment is measured on a loan-by-loan basis by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the loan's underlying collateral or related guarantee. Since a significant portion of the Bank's loans are collateralized by real estate, the Bank primarily measures impairment based on the estimated fair value of the underlying collateral or related guarantee. In certain other cases, impairment is measured based on the present value of expected future cash flows discounted at the loan's effective interest rate. Amounts deemed impaired are either specifically allocated for in the allowance for loan losses or reflected as a partial charge-off of the loan balance. Smaller balance homogeneous loans (typically, installment loans) are collectively evaluated for impairment. Accordingly, the Bank does not separately identify individual installment loans for impairment disclosures. Generally, the Bank evaluates a loan for impairment when it is placed on nonaccrual status. All of the Bank's impaired loans at December 31, 2005 and 2004, were on nonaccrual status. After considering the borrower's financial condition, the loan's collateral position, collection efforts and other pertinent factors, impaired loans and other loans are charged to the allowance when the Bank believes that collection of future payments of principal is not probable.

F-11

PREMIERWEST BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - (continued)

Interest income on all loans is accrued as earned by the simple interest method. The accrual of interest on impaired loans is discontinued when, in management's opinion, the borrower may be unable to make payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income on nonaccrual loans is subsequently recognized only to the extent cash payments are received. Nonaccrual loans are returned to accrual status when the loans are paid current as to principal and interest and future payments are expected to be made in accordance with the contractual terms of the loan.

Loan origination and commitment fees, net of certain direct loan origination costs, are capitalized as an offset to the outstanding loan balance and recognized as an adjustment of the yield of the related loan.

Premises and equipment - Premises and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization of premises and equipment is computed by the straight-line method over the shorter of the estimated useful lives of the assets or terms of underlying leases. Estimated useful lives range from 3 to 15 years for furniture, equipment, and leasehold improvements, and up to 40 years for building premises.

Core deposit intangibles - Core deposit intangibles are amortized by the straight-line method over seven years.

Goodwill - Goodwill represents the excess of cost over the fair value of net assets acquired in business combinations and was amortized by the straight-line method, generally over a 20-year period, until December 31, 2001. Effective January 1, 2002, the Bank ceased amortization of goodwill upon application of the nonamortization provisions of Statement of Financial Accounting Standards (SFAS) No. 142, "Goodwill and Other Intangible Assets." Under this statement, impairment is deemed to exist if the net book value of a reporting unit exceeds its estimated fair value. Required annual analysis of this and other recorded goodwill components indicate that no impairment of asset values existed for the years ended December 31, 2005, 2004 and 2003.

Other real estate - Other real estate, acquired through foreclosure or deeds in lieu of foreclosure, is carried at the lower of cost, less estimated costs of disposal, or estimated net realizable value. When property is acquired, any excess of the loan balance over the estimated net realizable value is charged to the allowance for loan losses. Holding costs, subsequent write-downs to net realizable value, if any, or any disposition gains or losses are included in noninterest income and expense. The Bank held no other real estate at December 31, 2005 and approximately $483,000 at December 31, 2004.

Advertising - Advertising and promotional costs are generally charged to expense during the period in which they are incurred. Advertising and promotional expenses were approximately $999,000, $885,000, and $607,000, for the years ended December 31, 2005, 2004, and 2003, respectively.

F-12

PREMIERWEST BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - (continued)

Income taxes - Income taxes are accounted for using the asset and liability method. Deferred income tax assets and liabilities are determined based on the tax effects of the differences between the book and tax bases of the various balance sheet assets and liabilities. Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes. Valuation allowances are established to reduce the net carrying amount of deferred tax assets if it is determined to be more likely than not that all or some of the deferred tax asset will not be realized.

Earnings per common share - Basic earnings per common share is computed by dividing net income available to common shareholders (net income less dividends declared on preferred stock) by the weighted average number of common shares outstanding during the period, after giving retroactive effect to stock dividends and splits. Diluted earnings per common share is computed similar to basic earnings per common share except that the numerator is equal to net income and the denominator is increased to include the number of additional common shares that would have been outstanding if dilutive potential common shares had been issued. Included in the denominator is the dilutive effect of stock options computed under the treasury stock method and the dilutive effect of preferred stock as if converted to common stock.

F-13

PREMIERWEST BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - (continued)

Stock options - The Company applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for its stock option plans. Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation," requires companies that use the intrinsic value method to account for employee stock options, to provide pro forma disclosures of the net income and earnings per share effect of applying the fair value-based method of accounting for stock options. The effect of applying the fair value-based method to stock options granted in the years ended December 31, 2005, 2004, and 2003, resulted in an estimated weighted-average grant date fair value of $2.75, $3.13, and $1.64, respectively. Had compensation cost been determined consistent with SFAS No. 123, the Company's basic earnings per common share, and diluted earnings per common share, adjusted for stock dividends, for the years ended December 31, 2005, 2004, and 2003, would have been as follows (in thousands, except per share amounts):

	2005	2004	2003	2002

Net Income, as reported	$ 13,189	$ 9,108	$ 6,003	$ 4,304
Less: Stock based compensation expense determined
under the fair value based method, net of tax	$ (87)	$ (82)	$ (67)

Pro forma net income	$ 13,102	$ 9,026	$ 5,936	$ 4,224

Earnings per share
Basic - as reported	$ 0.80	$ 0.55	$ 0.42	$ 0.34
Basic - pro forma	$ 0.80	$ 0.55	$ 0.42	$ 0.34
Diluted - as reported	$ 0.75	$ 0.53	$ 0.42	$ 0.34
Diluted - pro forma	$ 0.74	$ 0.52	$ 0.41	$ 0.34

The fair value of each option granted is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions for December 31:

	2005	2004	2003	2002

Dividend yield	5.0%	5.0%	5.0%	5.1%
Expected life (years)	7.50	7.75	4.00	3 years
Expected volatility	39%	40%	44%	46%
Risk-free rate	4.4%	3.4%	3.3%	3.3%

The effects of applying SFAS No. 123 in this pro forma disclosure may not be indicative of future amounts.

F-14

PREMIERWEST BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - (continued)

Comprehensive income - Comprehensive income for the Company includes net income reported on the consolidated statements of income, the amortization of unrealized gains for available-for-sale securities transferred to held-to-maturity, and changes in the fair value of available-for-sale investments which are reported as a component of shareholders' equity.

Off-balance-sheet financial instruments - In the ordinary course of business, the Bank enters into off-balance-sheet financial instruments consisting of commitments to extend credit, commercial letters of credit, and standby letters of credit. These financial instruments are recorded in the consolidated financial statements when they are funded or related fees are incurred or received.

Fair value of financial instruments - The following methods and assumptions were used by the Company in estimating fair values of financial instruments as disclosed herein:

Cash and cash equivalents - The carrying amounts of cash and short-term instruments approximate their fair value.

Investment securities available-for-sale and held-to-maturity - Fair values for investment securities are based on quoted market prices or the market values for comparable securities.

Interest-bearing deposits with FHLB and restricted equity securities - The carrying amount approximates the estimated fair value and expected redemption values.

Loans - For variable-rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. Fair values for certain mortgage loans (for example, one-to-four family residential), credit card loans, and other consumer loans are based on quoted market prices of similar loans sold in conjunction with securitization transactions, adjusted for differences in loan characteristics. Fair values for commercial real estate and commercial loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for impaired loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.

Deposit liabilities - The fair values disclosed for demand deposits are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). The carrying amounts of variable-rate money market accounts, savings accounts, and interest checking accounts approximate their fair values at the reporting date. Fair values for fixed-rate CDs are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

F-15

PREMIERWEST BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - (continued)

Short-term borrowings - The carrying amounts of federal funds purchased, borrowings under repurchase agreements, and other short-term borrowings maturing within 90 days approximate their fair values. Fair values of other short-term borrowings are estimated using discounted cash flow analyses based on the Bank's current incremental borrowing rate for similar types of borrowing arrangements.

Long-term debt - The fair values of the Bank's long-term debt is estimated using discounted cash flow analyses based on the Bank's current incremental borrowing rate for similar types of borrowing arrangements.

Interest receivable and payable - The carrying amounts of accrued interest receivable and payable approximate their fair value.

Off-balance-sheet instruments - The Bank's off-balance-sheet instruments include unfunded commitments to extend credit and standby letters of credit. The fair value of these instruments is not considered practicable to estimate because of the lack of quoted market prices and the inability to estimate fair value without incurring excessive costs.

Recently issued accounting standards - In March 2004, the FASB ratified the consensus reached by the Emerging Issues Task Force (EITF) regarding Issue 03-1, "The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments." EITF Issue 03-1 provided guidance on recognition and measurement of other-than-temporary impairment and its application to certain investments, including all debt securities and equity securities that are subject to the scope of SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities."

On September 30, 2004, the FASB issued a proposed Board-directed Staff Position, FSP EITF Issue 03-1-a, "Implementation Guidance for the Application of Paragraph 16," of EITF Issue No. 03-1. The proposed FSP provided implementation guidance with respect to debt securities that are impaired solely due to interest rates and/or sector spreads and analyzed for other-than-temporary impairment under paragraph 16 of EITF Issue 03-1.

In November 2005, the FASB issued FSP FAS 115-1 and FAS 124-1, "The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments." This FSP nullified certain requirements of Issue 03-1. Based on the clarification provided in FSP FAS 115-1 and FAS 124-1, the amount of any other-than-temporary impairment that needs to be recognized will continue to be dependent on market conditions, the occurrence of certain events or changes in circumstances relative to an impaired investment and an entity's intent and ability to hold the impaired investment at the time of the valuation. The effective date for implementing FSP FAS 115-1 and FAS 124-1 is for reporting periods beginning after December 15, 2005. Management does not anticipate adoption of FSP FAS 115-1 and FAS 124-1 will have a significant impact upon PremierWest's consolidated financial statements.

F-16

PREMIERWEST BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - (continued)

In December 2004, the Financial Accounting Standards Board ("FASB") issued SFAS No. 123R, Shared Based Payment, a revision to the previously issued guidance on accounting for stock options and other forms of equity-based compensation. SFAS No. 123R requires companies to recognize in the income statement the grant-date fair value of stock options and other equity-based forms of compensation issued to employees. This statement is effective for financial statements as of the beginning of the first fiscal year that begins after June 15, 2005.

The Company does not expect the impact of adoption of SFAS No. 123R on net income and earnings per share will be materially different from the current fair value pro forma disclosure.

Companies may elect one of two methods for adoption of SFAS No. 123R. Under the modified prospective method, any awards that are granted or modified after the date of adoption will be measured and accounted for under the provisions of SFAS No. 123R. The unvested portion of previously granted awards will continue to be accounted for under SFAS No. 123, Accounting for Stock-Based Compensation, except that the compensation expense associated with the unvested portions will be recognized in the statement of income. Under the modified retrospective method, all amounts previously reported are restated to reflect the amounts in the SFAS No. 123 pro forma disclosure. The Company expects to adopt the modified prospective accounting method upon implementation in 2006.

In March 2005, the SEC issued Staff Accounting Bulletin ("SAB") No. 107 which expressed the views of the SEC regarding the interaction between SFAS No. 123R and certain SEC rules and regulations. SAB No. 107 provides guidance related to the valuation of share-based payment arrangements for public companies, including assumptions such as expected volatility and expected term. The Company is assessing the impact SAB No. 107 will have on its consolidated financial statements but does not currently believe the effect will be materially different for the current fair value disclosure described above.

Reclassifications - Certain reclassifications have been made to the 2004 and 2003 consolidated financial statements to conform with current year presentations. These reclassifications have no effect on previously reported net income or earnings per share.

F-17

PREMIERWEST BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - ACQUISITION OF MID VALLEY BANK

On January 23, 2004, PremierWest completed its acquisition of Mid Valley Bank. Shareholders of Mid Valley Bank received a combination of 1,697,473 shares of PremierWest Bancorp stock and $9,813,000 in cash in exchange for their shares of Mid Valley Bank common stock. The acquisition was accounted for using the purchase method of accounting; accordingly, the assets acquired and liabilities assumed of Mid Valley Bank were recorded at their respective fair market values as of the date of acquisition. Goodwill, the excess of the purchase price over the fair value of the assets and liabilities acquired, was recorded at $12.9 million. At the time of acquisition, Mid Valley Bank had total assets of $196.0 million including loans of $101.5 million, and deposits of $165.1 million.

The following information presents unaudited pro forma results of operations for the years ended December 31, 2004 and 2003, as though the Mid Valley Bank acquisition had occurred on January 1, 2003. The pro forma results do not necessarily indicate the results that would have been obtained had the acquisition actually occurred on January 1, 2003 (in thousands, except per share data).

	Years ended December 31,

	2004	2003

	(Unaudited)	(Unaudited)
Total interest and noninterest income	$ 50,068	$48,154
Net income	$ 8,651	$6,320

Basic earnings per common share	$0.54	$0.39
Diluted earnings per common share	$0.52	$0.39

Basic shares outstanding	16,046,095	16,170,885
Diluted shares outstanding	17,378,479	16,276,992

F-18

PREMIERWEST BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - ACQUISITION OF MID VALLEY BANK - (continued)

The fair values of the Mid Valley Bank assets acquired and liabilities assumed as of January 23, 2004, were initially recorded as follows:

ASSETS
	Cash and due from banks	$11,092
	Federal funds sold	6,165
	Investment securities	49,755
	Loans, net of allowance for loan losses	101,458
	Property and equipment	4,105
	Other Assets	23,382

	Total assets acquired	$195,957

LIABILITIES
	Deposits	$165,126
	Other liabilities	2,316

	Total liabilities assumed	167,442
	Net assets acquired	28,515

		$195,957

In 2005, subsequent to the acquisition, deferred income tax assets and goodwill were increased by $848,000 as part an adjustment to the original purchase price. At December 31, 2005, the goodwill recorded in connection with the acquisition of Mid Valley Bank was approximately $13.8 million.

A summary of the Mid Valley Bank transaction costs is as follows:

Fair value of common stock issued to Mid Valley Bank shareholders	$ 16,805
Cash paid to Mid Valley Bank shareholders	9,813
Direct transaction costs incurred	627
Restructuring charges in the form of severance and other payments	1,270

Net assets acquired	$ 28,515

The following table summarizes activity in the Company's accrued restructuring charges:

Reconciliation of Restructuring Charges Liability
Restructuring charges liability balance as of January 23, 2004	$ 1,368
Payments made for restructuring charges	(914)
Net adjustments made to decrease restructuring charge liability	(98)

Restructuring charges liability balance as of December 31, 2004	$ 356
Payments made for restructuring charges	(296)

Restructuring charges liability balance as of December 31, 2005	$ 60

F-19

PREMIERWEST BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 - CASH AND DUE FROM BANKS

The Bank was required to maintain an average reserve balance of approximately $4.3 million and $3.3 million at December 31, 2005 and 2004, respectively, with the Federal Reserve Bank or maintain such reserve balances in the form of cash. This requirement was met by holding cash and maintaining average reserve balances with the Federal Reserve Bank in excess of these amounts.

F-20

PREMIERWEST BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 - INVESTMENT SECURITIES

Investment securities as of December 31 consisted of the following (in thousands):

		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value

2005
Available-for-sale:
U.S. Government and agency
securities	$4,050	$-	$(81)	$3,969
Mortgage-backed securities
and collateralized
mortgage obligations	327	2	(3)	326
Corporate bonds	999	-	(2)	997

	$5,376	$2	$(86)	$5,292

Held-to-maturity:
Obligations of state and
political subdivisions	$9,577	$4	$(74)	$9,507

Restricted equity securities	$1,865	$-	$-	$1,865

		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value

2004
Available-for-sale:
U.S. Government and agency
securities	$4,106	$-	$(72)	$4,034
Mortgage-backed securities
and collateralized
mortgage obligations	442	6	(2)	446
Corporate bonds	2,000	35	-	2,035

	$6,548	$41	$(74)	$6,515

Held-to-maturity:
Obligations of state and
political subdivisions	$11,087	$100	$(7)	$11,180

Restricted equity securities	$1,599	$-	$-	$1,599

F-21

PREMIERWEST BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 - INVESTMENT SECURITIES - (continued)

During the third quarter of 2004, the Bank reclassified obligations of state and political subdivision securities from available-for-sale to held-to-maturity to more accurately reflect the purpose and intent in holding these securities for long-term pledging requirements. Unrealized holding gains at the time of transfer was $335,000, net of deferred taxes of $224,000, and is being amortized as an adjustment to yield. This is offset by a similar amount recorded in shareholders' equity, within accumulated other comprehensive income, which is being amortized from the date of transfer through the maturity date of each security transferred.

The following table presents the gross unrealized losses and fair value (in thousands) of the Bank's investment securities, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2005:

		Less Than 12 Months		12 Months or More		Total

		Unrealized		Unrealized		Unrealized
	Fair Value	Losses	Fair Value	Losses	Fair Value	Losses

U.S. Government and agency
securities	$-	$-	$3,969	$(81)	$3,969	$(81)

Mortgage-backed securities
and collateralized
mortgage obligations	$164	$(2)	$80	$(1)	$244	$(3)

Obligations of state and political
subdivisions	$7,758	$(59)	$687	$(15)	$8,445	$(74)

Corporate bonds	$997	$(2)	$-	$-	$997	$(2)

	$8,919	$(63)	$4,736	$(97)	$ 13,655	$(160)

All unrealized losses reflected above were the result of changes in interest rates subsequent to the purchase of the securities. Because the decline in fair value is attributable to the changes in interest rates and not credit quality, and because the Bank has the ability and intent to hold these investments until a market price recovery or to maturity, the unrealized losses on these investments are not considered other-than-temporarily impaired.

F-22

PREMIERWEST BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 - INVESTMENT SECURITIES - (continued)

The amortized cost and estimated fair value of investment securities at December 31, 2005, by contractual maturity are shown below (in thousands). Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

		Available-for-Sale	Held-to-Maturity

	Amortized	Estimated	Amortized	Estimated
	Cost	Fair Value	Cost	Fair Value

Due in one year or less	$5,049	$ 4,966	$ 1,871	$ 1,866
Due after one year through
five years	-	-	4,494	4,451
Due after five through ten years	-	-	3,212	3,190
Mortgage-backed securities and
collateralized mortgage
obligations	327	326	-	-

	$5,376	$ 5,292	$ 9,577	$ 9,507

Investment securities with a carrying amount of $14.9 million and $16.5 million at December 31, 2005 and 2004, respectively, were pledged to secure public deposits, FHLB borrowings, and for other purposes as required or permitted by law.

Realized gains on sales of investment securities were $3,000, $1,000, and $29,000, in 2005, 2004, and 2003, respectively. There were no realized losses for these years.

During 2005, in response to the devastation caused by Hurricane Katrina upon the gulf coast region of the United States, management conducted a review of the Bank's municipal bond portfolio. The purpose of this review was to determine if any holdings within the portfolio, having geographic exposure to the gulf coast region and potentially suffering devastation that resulted from the occurrence of the hurricane, presented a level of credit risk that was unacceptable under the Bank's investment policy. Management determined that a single bond in the Bank's held-to-maturity portfolio, having a carrying value of $150,000, did present such a risk. The subject bond was subsequently sold, and resulted in a realized gain of $3,000.

F-23

PREMIERWEST BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 - LOANS

Loans, including loans held-for-sale, as of December 31 consisted of the following (in thousands):

	2005	2004

Real estate – commercial	$347,033	$359,601
Real estate – construction	237,150	149,250
Real estate – residential	20,036	13,211
Commercial	131,819	94,560
Agricultural	15,858	19,031
Consumer	49,520	43,039
Overdrafts	4,958	2,006
Other	2,203	9,763

Total loans	808,577	690,461
Less allowance for loan losses	(10,341)	(9,171)
Less deferred loan fees	(2,239)	(2,163)

Loans, net of allowance for loan losses
and deferred loan fees	$795,997	$679,127

The Bank's market area consists principally of Jackson, Josephine, Deschutes, Douglas, and Klamath counties of Oregon, and Butte, Siskiyou, Shasta, Tehama, Placer and Yolo counties of northern California. A substantial portion of the Bank's loans are collateralized by real estate in these geographic areas and, accordingly, the ultimate collectibility of a substantial portion of the Bank's loan portfolio is susceptible to changes in the respective local market conditions.

In the normal course of business, the Bank participates portions of loans to third parties in order to extend the Bank's lending capability or to mitigate risk. At December 31, 2005 and 2004, the portion of these loans participated to third parties (which are not included in the accompanying consolidated financial statements) totaled approximately $28.1 million and $19.2 million, respectively.

F-24

PREMIERWEST BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 - ALLOWANCE FOR LOAN LOSSES

Transactions in the allowance for loan losses for the years ended December 31 were as follows (in thousands):

	2005	2004	2003

BALANCE, beginning of year	$9,171	$5,466	$4,838
Loan loss provision	150	800	1,200
Mid Valley Bank allowance
for loan losses at date of acquisition	-	6,085	-
Loans charged off	(771)	(3,799)	(634)
Recoveries of loans previously
charged off	1,791	619	62

BALANCE, end of year	$10,341	$9,171	$5,466

Impaired loans, including loans on nonaccrual status, had a recorded investment of approximately $2.3 million and $1.9 million at December 31, 2005 and 2004, respectively. The total allowance for loan losses related to these loans at December 31, 2005 and 2004, was approximately $710,000 and $834,000, respectively. The Bank's average investment in impaired loans, was approximately $2.2 million, $2.3 million and $1.8 million during 2005, 2004 and 2003 respectively. Had the impaired loans performed according to their original terms, additional interest income of $143,000, $177,000, and $118,000, would have been recognized in 2005, 2004, and 2003, respectively. No interest income has been recognized on impaired loans during the period of impairment. Further, loans contractually past due 90 days or more on which the Bank continued to accrue interest at December 31, 2005 and 2004, were insignificant.

F-25

PREMIERWEST BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 - PREMISES AND EQUIPMENT

Premises and equipment at December 31 consisted of the following (in thousands)

	2005	2004

Land and improvements	$5,601	$4,335
Buildings and leasehold improvements	22,494	18,243
Furniture and equipment	14,984	13,825

	43,079	36,403
Less accumulated depreciation and amortization	(13,734)	(11,443)

	29,345	24,960
Construction in progress	1,244	2,962

Premises and equipment, net of accumulated
depreciation and amortization	$30,589	$27,922

Depreciation expense totaled $2.6 million, $2.4 million, and $1.9 million for the years ended December 31, 2005, 2004, and 2003, respectively.

At December 31, 2005, there were two branch facilities under construction with expected completion dates by mid year 2006. Aggregate unpaid construction contracts related to these two facilities were approximately $1.1 million.

NOTE 8 - CORE DEPOSIT INTANGIBLES

At December 31, 2005 and 2004, PremierWest had $2,504,000 and $2,997,000 of core deposit intangibles, respectively, net of accumulated amortization of $1,366,000 and $872,000, respectively. The estimated annual amortization of core deposit intangibles over a remaining life of approximately five years is $494,000.

For the years ending December 31, 2005, 2004, and 2003, PremierWest had recorded amortization expense related to these core deposit intangibles totaling $494,000, $459,000, and $194,000, respectively.

F-26

PREMIERWEST BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 - TIME DEPOSITS

Time deposits of $100,000 and over totaled approximately $75.0 million and $60.9 million at December 31, 2005 and 2004, respectively.

At December 31, 2005, the scheduled annual maturities for all time deposits were as follows (in thousands):

Years ending December 31,	2006	$129,068
	2007	56,023
	2008	12,638
	2009	7,396
	2010	8,281
	Thereafter	379

		$213,785

NOTE 10 - FEDERAL FUNDS PURCHASED

The Bank maintains federal funds lines with correspondent banks as a backup source of liquidity. Federal funds purchased generally mature within one to four days from the transaction date. The balance outstanding as of December 31, 2005 was $16.4 million, on an unsecured basis and accruing interest at the weighted average rate of 5.07% . There were no federal funds purchased at December 31, 2004. As of December 31, 2005, the Bank had approximately $104.0 million of federal funds lines available to draw against on an unsecured basis and a $1.0 million borrowing arrangement through the Federal Reserve Bank of San Francisco secured by pledged securities.

F-27

PREMIERWEST BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11 - FEDERAL HOME LOAN BANK BORROWINGS

The Bank had long-term borrowings outstanding with the Federal Home Loan Bank totaling $1.8 million and $2.4 million as of December 31, 2005 and 2004, respectively. The Bank makes monthly principal and interest payments on the long-term borrowings, which mature between 2007 and 2014 and bear fixed interest at rates ranging from 5.82% to 7.63% . The Bank also participates in the Cash Management Advance Program with the FHLB. However, as of December 31, 2005 and 2004, the Bank had no borrowings outstanding under this program. All outstanding borrowings with the FHLB are collateralized as provided for under the Advances, Security and Deposit Agreement between the Bank and the FHLB and include the Bank's FHLB stock and any funds or investment securities held by the FHLB that are not otherwise pledged for the benefit of others. In addition, certain qualifying loans totaling approximately $56.0 million were pledged to support the Bank's outstanding advances and provided for an additional available borrowing capacity of approximately $42.4 million as of December 31, 2005.

The scheduled repayment of FHLB borrowings is as follows (in thousands):

Years ending December 31,	2006	$639
	2007	633
	2008	466
	2009	14
	2010	7
	Thereafter	21

		$1,780

F-28

PREMIERWEST BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 - JUNIOR SUBORDINATED DEBENTURES

On December 30, 2004, the Company established two wholly-owned statutory business trusts (PremierWest Statutory Trust I and II) that were formed to issue junior subordinated debentures and related common securities. The $15,464,000 of junior subordinated debentures issued by the Trusts require quarterly interest-only payments. Common stock issued by the Trusts and held as an investment by the Company is recorded in other assets in the consolidated balance sheets. Following are the terms of the junior subordinated debentures as of December 31, 2005:

	Issue	Issued			Maturity	Redemption
Trust Name	Date	Amount	Rate		Date	Date

PremierWest Statutory	December				December	December
Trust I	2004	$7,732,000	5.65%	(1)	2034	2009
PremierWest Statutory	December				March	March
Trust II	2004	$7,732,000	5.65%	(2)	2035	2010

		$15,464,000

(1)	PremierWest Statutory Trust I bears interest at the fixed rate of 5.65% until December 2009 at which time it converts to the variable rate of LIBOR + 1.75%, adjusted quarterly, through the maturity date.

(2)	PremierWest Statutory Trust II bears interest at the fixed rate of 5.65% until March 2010 at which time it converts to the variable rate of LIBOR + 1.79%, adjusted quarterly, through the maturity date.

NOTE 13 - PREFERRED STOCK

On November 17, 2003, PremierWest closed a private offering involving 11,000 shares of its Series A Preferred Stock to a group of private investors, including a director of PremierWest, for $875 per share. The Series A Preferred Stock offering yielded net proceeds of $9.6 million. Holders of the preferred stock are entitled to receive cash dividends at the annual rate of $25 per share, payable when and if declared by the Board of Directors. Such dividends are not cumulative. Each share of the Series A Preferred Stock is also convertible into 101.292 shares of PremierWest common stock beginning November 17, 2006, and converts automatically on the fifth anniversary of the issue date. Although the preferred stock ranks senior to common stock through a liquidation preference of $875 per share plus any declared but unpaid dividends, the shares do not have voting rights except in the event of extraordinary corporate events, such as a merger in which PremierWest is not the surviving entity. In 2005 and 2004, the Company declared and paid dividends of $275,000 to holders of preferred stock.

NOTE 14 - OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS

In the normal course of business, the Bank is a party to financial instruments with off-balance-sheet risk to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit and interest-rate risk in excess of amounts recognized in the accompanying consolidated balance sheets. The contractual amounts of these instruments reflect the extent of the Bank's involvement in these particular classes of financial instruments. As of December 31, 2005 and 2004, the Bank had no commitments to extend credit at below-market interest rates and held no derivative financial instruments.

F-29

PREMIERWEST BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14 - OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS - (continued)

The Bank's exposure to credit loss in the event of nonperformance by another party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. The distribution of commitments to extend credit approximates the distribution of loans outstanding.

A summary of the Bank's off-balance-sheet financial instruments at December 31 is as follows (in thousands):

	2005	2004

Commitments to extend credit	$187,094	$166,774
Standby letters of credit	10,573	11,944

Total off-balance-sheet financial instruments	$197,667	$178,718

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of fees. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if it is deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held for commitments varies but may include accounts receivable, inventory, property and equipment, residential real estate, or income-producing commercial properties.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. These guaranties are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Collateral held, if required, varies as specified above.

F-30

PREMIERWEST BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15 - INCOME TAXES

The provision for income taxes for the years ended December 31 was as follows (in thousands):

	2005	2004	2003

Current expense:
Federal	$7,720	$2,374	$2,100
State	1,186	329	523

	8,906	2,703	2,623

Deferred expense (benefit):
Federal	(1,548)	1,554	333
State	(222)	229	68

	(1,770)	1,783	401

Provision for income taxes	$7,136	$4,486	$3,024

The provision for income taxes results in effective tax rates which are different than the federal income tax statutory rate. The nature of the differences for the years ended December 31 were as follows (in thousands):

	2005		2004		2003

	Amount	Rate	Amount	Rate	Amount	Rate

Expected federal income tax provision
at statutory rate	$ 7,114	35.00%	$ 4,758	35.00%	$ 3,069	34.00%
State income taxes, net of federal effect	721	3.55%	556	4.09%	334	3.70%
Effect of nontaxable interest income, net	(263)	-1.29%	(261)	-1.92%	(232)	-2.57%
Effect of nontaxable increases in the
surrender value of life insurance	(155)	-0.76%	(155)	-1.14%	(130)	-1.44%
Other, net	(281)	-1.38%	(412)	-3.03%	(17)	-0.19%

Provision for income taxes	$ 7,136	35.12%	$ 4,486	33.00%	$ 3,024	33.50%

F-31

PREMIERWEST BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15 - INCOME TAXES - (continued)

The components of the net deferred tax assets as of December 31 were approximately as follows (in thousands):

	2005	2004

Assets:
Allowance for loan losses	$3,586	$2,793
Benefit plans	1,538	1,165
Purchased tax credits and other	529	434

Total deferred tax assets	5,653	4,392

Liabilities:
Net unrealized gains on investment
securities available-for-sale	64	146
FHLB stock dividends	531	706
Premises and equipment	1,749	2,681
Intangibles	1,020	1,194
Loan origination costs	784	642
Prepaids and other	882	102

Total deferred tax liabilities	5,030	5,471

Net deferred tax asset (liability)	$623	$(1,079)

Management believes, primarily based upon the Bank's historical performance, that deferred tax assets will be recognized in the normal course of operations and, accordingly, management has not reduced deferred tax assets by a valuation allowance.

F-32

PREMIERWEST BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16 - BASIC AND DILUTED EARNINGS PER COMMON SHARE

The following summarizes the calculations for basic and diluted earnings per common share, after giving retroactive effect for stock dividends, for the years ended December 31, (in thousands, except per share amounts):

		Average
	Net Income	Shares		Per Share
	(Numerator)	(Denominator)		Amount

2005

Basic earnings per common share –
income available to common
shareholders (net of $275,000 declared
dividends to prefered shareholders)	$12,914	16,126,605	$		0.80

Effect of assumed conversion of
stock options	-	379,836
Effect of assumed conversion of
Preferred Stock	-	1,114,214
Add back preferred stock dividend
declared	275	-

Diluted earnings per common share	$13,189	17,620,655	$		0.75

2004

Basic earnings per common share –
income available to common
shareholders (net of $275,000 declared
dividends to prefered shareholders)	$8,833	15,922,609	$		0.55

Effect of assumed conversion of
stock options	-	218,169
Effect of assumed conversion of
Preferred Stock	-	1,114,214
Add back preferred stock dividend
declared	275	-

Diluted earnings per common share	$9,108	17,254,993	$		0.53

2003

Basic earnings per common share –
income available to common
shareholders	$6,003	14,205,848	$		0.42

Effect of assumed conversion of
stock options	-	106,107

Diluted earnings per common share	$6,003	14,311,955	$		0.42

The effect of outstanding common stock options that would be antidilutive if converted are excluded from the computation of diluted earnings per share. As of December 31, 2005, 2004 and 2003, there were no antidilutive options outstanding.

F-33

PREMIERWEST BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17 - TRANSACTIONS WITH RELATED PARTIES

Certain officers and directors (and the companies with which they are associated) are customers of, and have had banking transactions with, the Bank in the ordinary course of business. In addition, the Bank expects to continue to have such banking transactions in the future. All loans, and commitments to lend, to such parties are generally made on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons. In the opinion of management, these transactions do not involve more than the normal risk of collectibility or present any other unfavorable features.

An analysis of the activity with respect to loans outstanding to directors and executive officers of the Bank and their affiliates for the years ended December 31 is as follows (in thousands):

	2005	2004

Beginning balance	$16,280	$13,429
Additions	8,135	9,623
Repayments	(15,545)	(6,772)

Ending balance	$8,870	$16,280

Deposits held for officers and directors at December 31, 2005 and 2004, were approximately $3,667,000 and $6,161,000, respectively.

F-34

PREMIERWEST BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18 - BENEFIT PLANS

401(k) profit sharing plan - The Bank maintains a 401(k) profit sharing plan (the Plan) that covers substantially all full-time employees. Employees may make voluntary tax deferred contributions to the Plan, and the Bank's contributions to the Plan are at the discretion of the Board of Directors, not to exceed the amount deductible for federal income tax purposes. Employees vest in the Bank's contributions to the Plan over a period of seven years. Total amounts charged to operations under the Plan were approximately $267,000, 239,000 and $166,000 for the years ended December 31, 2005, 2004, and 2003, respectively.

Employee stock ownership plan - The Bank had sponsored a leveraged employee stock ownership plan (ESOP) that covered substantially all previous employees of United Bancorp (a company previously acquired by PremierWest). During 2003, the ESOP debt was retired, the plan was terminated and all ESOP shares were distributed to the plan's participants. For 2003 the ESOP shares were considered outstanding for earnings per share computations and approximately $16,000 of compensation expense was recorded.

Executive supplemental retirement and severance plans - In connection with previous acquisitions of United Bancorp, Timberline Bancshares, Inc. and Mid Valley Bank, the Company entered into various severance, noncompete, and retirement agreements with previous executives and Board members of the acquired companies. As of December 31, 2005 and 2004, the Bank's recorded liability pursuant to these collective agreements was $1.0 million and $1.1 million, respectively. Payments on these plans are generally made on a monthly or quarterly basis and will continue until all liabilities are paid in full. To support its obligations under these arrangements, the Bank acquired bank-owned life insurance policies which had aggregate cash surrender values of $6.0 million and $5.8 million as of December 31, 2005 and 2004, respectively. For the years ended December 31, 2005, 2004, and 2003, the Bank recognized expenses relating to these agreements of $113,000, $131,000, and $230,000, respectively.

During 2002 and 2004, the Bank entered into supplemental retirement plans with four key executive officers. These plans provide for retirement benefits which increase annually until each executive reaches retirement age and will be paid out over a 15-year period following the retirement of covered executives. To support its obligations under these plans and to provide death benefits to other selected employees, the Bank has acquired bank-owned life insurance with a cash surrender value of $5.2 million and $5.0 million at December 31, 2005 and 2004, respectively. As of December 31, 2005 and 2004, the Bank's liability pursuant to these supplemental retirement plans was $1,162,000 and $510,000, respectively. For the years ended December 31, 2005, 2004 and 2003, related expenses of $564,000, $283,000 and $197,000, respectively, were recorded.

F-35

PREMIERWEST BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 19 - STOCK OPTION PLAN

The Company has a stock option plan (the Stock Option Plan) under which it may grant Incentive Stock Options (ISOs) and nonqualified stock options (NSOs) to key employees. The option price of ISOs is the fair market value at the date of grant, and the option price of NSOs is a price not less than 85% of the fair market value at the date of grant. The options generally vest over time, and all options generally expire after a period of ten years. However, the Board has the right to suspend or terminate the Stock Option Plan at any time, except with respect to the remaining options outstanding.

At December 31, 2005, shares reserved under the Stock Option Plan were 380,144 and available for future grant. Activity, after giving retroactive effect for subsequent stock dividends, related to the Stock Option Plan for the years ended December 31 was as follows:

	2005		2004		2003

		Weighted-		Weighted-		Weighted-
		Average		Average		Average
	Options	Exercise	Options	Exercise	Options	Exercise
	Outstanding	Price	Outstanding	Price	Outstanding	Price

Balance, beginning of year	652,989	$6.19	590,709	$5.17	507,818	$ 4.89
Granted	314,279	$10.17	143,279	$8.90	112,073	$ 5.87
Forfeited	(26,502)	$9.02	(14,323)	$6.90	(10,008)	$ 5.83
Exercised	(32,763)	$5.73	(66,676)	$2.82	(19,174)	$ 1.60

Balance, end of year	908,003	$7.49	652,989	$6.19	590,709	$ 5.17

Information regarding the number, weighted-average exercise price, and weighted-average remaining contractual life of options by range of exercise price at December 31, 2005, is as follows:

		Options Outstanding		Exercisable Options

			Weighted-
		Weighted-	Average		Weighted-
		Average	Remaining		Average
Exercise	Number of	Exercise	Contractual	Number	Exercise
Price Range	Options	Price	Life (Years)	of Options	Price

$1.01 – $4.00	56,965	$2.79	1.00 - 3.86	56,965	$2.79
$4.01 – $8.00	427,439	$5.81	4.22 - 5.81	359,827	$5.87
$9.01 – $12.00	410,028	$9.70	8.05 - 9.00	35,536	$8.90
$12.01 – $16.00	13,571	$13.12	9.00 - 10.0	-	-

	908,003	$7.49		452,328	$5.72

F-36

PREMIERWEST BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 20 - COMMITMENTS AND CONTINGENCIES

Operating lease commitments - As of December 31, 2005, the Bank leased certain properties from unrelated third parties. Future minimum lease commitments pursuant to these operating leases are as follows (in thousands):

Years ending December 31,	2006	$384
	2007	237
	2008	204
	2009	198
	2010	115
	Thereafter	2,099

		$3,237

Rental expense for all operating leases was $442,000, $342,000, and $271,000 for the years ended December 31, 2005, 2004, and 2003, respectively.

Legal contingencies - The Company may become a defendant in certain claims and legal actions arising in the ordinary course of business. In the opinion of management, after consultation with legal counsel, there are no current matters expected to have a material adverse effect on the consolidated financial condition of the Company.

NOTE 21 - ESTIMATED FAIR VALUES OF FINANCIAL INSTRUMENTS

The following disclosures are made in accordance with the provisions of SFAS No. 107, "Disclosures About Fair Value of Financial Instruments," which requires the disclosure of fair value information about financial instruments where it is practicable to estimate that value.

In cases where quoted market values are not available, the Bank primarily uses present value techniques to estimate the fair values of its financial instruments. Valuation methods require considerable judgment, and the resulting estimates of fair value can be significantly affected by the assumptions made and methods used. Accordingly, the estimates provided herein do not necessarily indicate amounts which could be realized in a current market exchange.

In addition, as the Bank normally intends to hold the majority of its financial instruments until maturity, it does not expect to realize many of the estimated amounts disclosed. The disclosures also do not include estimated fair value amounts for items which are not defined as financial instruments but which have significant value. These include such off-balance-sheet items as core deposit intangibles on nonacquired deposits. The Bank does not believe that it would be practicable to estimate a representational fair value for these types of items as of December 31, 2005 and 2004.

F-37

PREMIERWEST BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 21 - ESTIMATED FAIR VALUES OF FINANCIAL INSTRUMENTS - (continued)

Because SFAS No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements, any aggregation of the fair value amounts presented would not represent the underlying value of the Bank.

The estimated fair values of the Bank's significant on-balance-sheet financial instruments at December 31 were as follows (in thousands):

		2005			2004

	Carrying		Estimated	Carrying		Estimated
	Value		Fair Value	Value		Fair Value

Financial assets:
Cash and cash equivalents	$ 28,512		$28,512	$ 36,434		$36,434
Interest-bearing deposits with FHLB	$ 9		$9	$ 21		$21
Investment securities available-for-
sale	$ 5,292		$5,292	$ 6,515		$6,515
Investment securities held-to-
maturity	$ 9,577		$9,507	$ 11,087		$11,180
Restriced equity investments	$ 1,865		$1,865	$ 1,599		$1,599
Loans, net	$ 795,230		$795,177	$ 678,594		$675,013

Financial liabilities:
Deposits	$ 768,419		$767,566	$ 688,985		$689,009
Federal funds purchased	$ 16,430		$16,430	$ -		$-
FHLB borrowings	$ 1,780		$1,819	$ 2,419		$2,568
Junior Subordinated Debentures	$ 15,464		$15,645	$ 15,464		$15,464

NOTE 22 - REGULATORY MATTERS

PremierWest and the Bank are subject to various regulatory capital requirements administered by federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on PremierWest's and the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, PremierWest and the Bank must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. PremierWest's and the Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

F-38

PREMIERWEST BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 22 - REGULATORY MATTERS - (continued)

Quantitative measures established by regulation to ensure capital adequacy require PremierWest and the Bank to maintain minimum amounts and ratios (set forth in the following tables) of Tier 1 capital to average assets, and Tier 1 and total capital to risk-weighted assets (all as defined in the regulations). Management believes that as of December 31, 2005 and 2004, PremierWest and the Bank met or exceeded all relevant capital adequacy requirements.

As of December 31, 2005, the most recent notification from the regulators categorized the Bank as well capitalized under the regulatory framework for prompt correction action. There are no conditions or events since the notification from the regulators that management believes would change the Bank's regulatory capital categorization. To be categorized as well capitalized, PremierWest and the Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the following table.

PremierWest's and the Bank's actual and required capital amounts and ratios are presented in the following table (amounts in thousands):

					Regulatory
					Minimum To Be
			Regulatory		Well Capitalized
			Minimum To Be		Under Prompt
			Adequately		Corrective
	Actual		Capitalized		Action Provisions

	Amount	Ratio	Amount	Ratio	Amount	Ratio

December 31, 2005

Tier 1 capital (to
average assets)
Company	$ 94,741	10.8%	$ 35,219	> 4.0%	N/A	N/A
Bank	$ 90,277	10.3%	$ 35,167	> 4.0%	$ 43,959	> 5.0%
Tier 1 capital (to risk-
weighted assets)
Company	$ 94,741	10.7%	$ 35,478	> 4.0%	N/A	N/A
Bank	$ 90,277	10.2%	$ 35,442	> 4.0%	$ 53,163	> 6.0%
Total capital (to risk-
weighted assets)
Company	$ 105,082	11.9%	$ 70,956	> 8.0%	N/A	N/A
Bank	$ 100,618	11.4%	$ 70,884	> 8.0%	$ 88,605	> 10.0%

F-39

	PREMIERWEST BANCORP AND SUBSIDIARY
	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 22 -	REGULATORY MATTERS - (continued)

					Regulatory
					Minimum To Be
			Regulatory		Well Capitalized
				Minimum To Be	Under Prompt
			Adequately		Corrective
	Actual		Capitalized		Action Provisions

	Amount	Ratio	Amount	Ratio	Amount	Ratio

December 31, 2004

Tier 1 capital (to
average assets)
Company	$ 82,703	10.7%	$30,903	> 4.0%	N/A	N/A
Bank	$ 76,561	9.9%	$30,800	> 4.0%	$ 38,500	> 5.0%
Tier 1 capital (to risk-
weighted assets)
Company	$ 82,703	10.9%	$30,469	> 4.0%	N/A	N/A
Bank	$ 76,561	10.1%	$30,432	> 4.0%	$ 45,649	> 6.0%
Total capital (to risk-
weighted assets)
Company	$ 91,874	12.1%	$60,939	> 8.0%	N/A	N/A
Bank	$ 85,732	11.3%	$60,865	> 8.0%	$ 76,081	> 10.0%

F-40

PREMIERWEST BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 23 - PARENT COMPANY FINANCIAL INFORMATION

Condensed financial information for PremierWest (parent company only) is presented as follows (in thousands):

CONDENSED BALANCE SHEETS

	December 31,

	2005	2004

ASSETS
Cash and cash equivalents	$33	$251
Investment in subsidiary	113,320	99,438
Advances made to subsidiary	4,326	5,000
Other assets	1,441	1,385

Total assets	$119,120	$106,074

LIABILITIES
Junior subordinated debentures	$15,464	$15,464
Other liabilities	872	30

Total liabilities	16,336	15,494
SHAREHOLDERS’ EQUITY	102,784	90,580

Total liabilities and shareholders’ equity	$119,120	$106,074

CONDENSED STATEMENTS OF INCOME
	Years Ended December 31,
	2005	2004	2003

Operating income	$210	$17	$30
Cash dividends from bank subsidiary	-	9,811	-
Interest expense	874	5	-
Other operating expense	188	71	107

Income (loss) before equity in undistributed
net earnings of subsidiary	(852)	9,752	(77)

Equity in undistributed net earnings of
subsidiary	14,041	-	6,080
Distributions in excess of equity in
net earnings of subsidiary	-	(644)	-

NET INCOME	$13,189	$9,108	$6,003

F-41

PREMIERWEST BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 23 - PARENT COMPANY FINANCIAL INFORMATION - (continued)

CONDENSED STATEMENTS OF CASH FLOWS

	Years Ended December 31,

	2005	2004	2003

CASH FLOWS FROM OPERATING
ACTIVITIES
Net income	$13,189	$9,108	$6,003
Adjustments to reconcile net income to
net cash from operating activities:
Equity in undistributed net
earnings of subsidiary	(14,041)	(9,167)	(6,080)
Other, net	56	10	(39)

Net cash from operating
activities	(796)	(49)	(116)

CASH FLOWS FROM INVESTING
ACTIVITIES
Cash paid to shareholders of
Mid Valley Bank	-	(9,813)	-
Dividend received from Bank subsidiary	-	9,811	-
Investment in subsidiary		(15,464)
Repayment of advances made to Bank subsidiary	675	-	-

Net cash from investing
activities	675	(15,466)	-

CASH FLOWS FROM FINANCING
ACTIVITIES
Proceeds from Trust Preferred
securities	-	15,464	-
Payments on ESOP notes payable	-	-	(16)
Proceeds from stock options exercised	188	188	31
Dividends paid on preferred stock	(275)	(275)	-
Other, net	(10)	(6)	(4)

Net cash from financing
activities	(97)	15,371	11

NET DECREASE IN
CASH AND CASH EQUIVALENTS	(218)	(144)	(105)
CASH AND CASH EQUIVALENTS,
beginning of year	251	395	500

CASH AND CASH EQUIVALENTS,
end of year	$33	$251	$395

F-42